UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                                    RPC, Inc.
                        -------------------------------
                                (Name of Issuer)

                          Common Stock, $.10 Par Value
                        --------------------------------
                         (Title of Class of Securities)

                                   749660 10 6
                        --------------------------------
                                 (CUSIP Number)

                              B. Joseph Alley, Jr.
                            2800 One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3400
                                 (404) 873-8688
                        ---------------------------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                     4/28/03
                       -----------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 749660 10 6                                               Page 2 of 35

================================================================================
1    Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person

     R. Randall Rollins
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     460,789***
--------------------------------------------------------------------------------
8    Shared Voting Power

     17,053,652*
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     460,789***
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     17,053,652*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     17,514,441*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |X|


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     61.2 percent*
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
================================================================================

* Does not include 26,359** shares of the Company held by his wife. Includes 16,972,692** shares of the Company held by RFPS Management Company II, L.P. of which RFA Management Company, LLC ("General Partner"), a Georgia limited liability company, is the general partner. The voting interests of the General Partner are held by two revocable trusts, one of which each of Gary or Randall Rollins is the grantor and sole trustee. LOR, Inc. is the manager of the General Partner. Also includes 80,960** shares of common stock in two trusts of which he is Co-Trustee and as to which he shares voting and investment power.

**   Mr. Rollins disclaims any beneficial interest in these holdings.

*** Includes 2,160** shares of common stock held as Trustee, Guardian, or Custodian for his children.

CUSIP No. 749660 10 6                                               Page 3 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     Gary W. Rollins
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     675,282
--------------------------------------------------------------------------------
8    Shared Voting Power

     17,053,652*
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     675,282
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     17,053,652*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     17,728,934*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |X|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     61.9 percent*
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
================================================================================

* Does not include 100,004** shares of the Company held by his wife. Includes 16,972,692** shares of the Company held by RFPS Management Company II, L.P. of which RFA Management Company, LLC ("General Partner"), a Georgia limited liability company, is the general partner. The voting interests of the General Partner are held by two revocable trusts, one of which each of Gary or Randall Rollins is the grantor and sole trustee. LOR, Inc. is the manager of the General Partner. Includes 80,960** shares of common stock in two trusts of which he is Co-Trustee and as to which he shares voting and investment power.

**   Mr. Rollins disclaims any beneficial interest in these holdings.

CUSIP No. 749660 10 6                                               Page 4 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     RFPS Management Company II, L.P.
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is Required Pursuant to  Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     16,972,692
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     16,972,692
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     16,972,692
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     59.3 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     PN
================================================================================

CUSIP No. 749660 10 6                                               Page 5 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     RFA Management Company, LLC
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is Required Pursuant to  Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     16,972,692*
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     16,972,692*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     16,972,692*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     59.3 percent*
--------------------------------------------------------------------------------
14   Type of Reporting Person

     CO
================================================================================

* Includes 16,972,692 shares owned by RFPS Management Company II, L.P. (the "Partnership"). The reporting person is the general partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 749660 10 6                                               Page 6 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     RFPS Investments II, L.P.
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     16,972,692*
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     16,972,692*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     16,972,692*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     59.3 percent*
--------------------------------------------------------------------------------
14   Type of Reporting Person

     PN
================================================================================

* Includes 16,972,692 shares owned by RFPS Management Company II, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 749660 10 6                                               Page 7 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     LOR, Inc.
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     16,972,692*
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     16,972,692*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     16,972,692*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     59.3 percent*
--------------------------------------------------------------------------------
14   Type of Reporting Person

     CO
================================================================================

* Includes 16,972,692 shares owned by RFPS Management Company II, L.P. (the "Partnership"). The reporting person is the manager of the General Partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 749660 10 6                                               Page 8 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     LOR Investment Company, LLC
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     WC
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     16,972,692*
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     16,972,692*
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     16,972,692*
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     59.3 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     CO
================================================================================

* Includes 16,972,692 shares owned by RFPS Management Company II, L.P. (the "Partnership"). The reporting person is the general partner of the limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 749660 10 6                                               Page 9 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     Rollins Holding Company, Inc.
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is Required Pursuant to  Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     CO
================================================================================

CUSIP No. 749660 10 6                                              Page 10 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     RWR Management Company, LLC
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is Required Pursuant to  Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     OO
================================================================================

CUSIP No. 749660 10 6                                              Page 11 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     Rollins Investment Fund
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is Required Pursuant to  Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     PN
================================================================================

CUSIP No. 749660 10 6                                              Page 12 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     Grace C. Rollins

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|

--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is Required Pursuant to  Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
================================================================================

CUSIP No. 749660 10 6                                              Page 13 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     RRR Grandchildren's Custodial Partnership II, L.P.
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     PN
================================================================================

CUSIP No. 749660 10 6                                              Page 14 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     RRR Grandchildren's Custodial Partnership III, L.P.
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is Required Pursuant to  Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     PN
================================================================================

CUSIP No. 749660 10 6                                              Page 15 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     The Richard Rollins, Jr. Trust
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     OO
================================================================================

CUSIP No. 749660 10 6                                              Page 16 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     The Gary W. Rollins Trust
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     OO
================================================================================

CUSIP No. 749660 10 6                                              Page 17 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     RCTLOR, LLC
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     OO
================================================================================

CUSIP No. 749660 10 6                                              Page 18 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     1997 RRR Grandchildren's Partnership
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     PN
================================================================================

CUSIP No. 749660 10 6                                              Page 19 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     Pamela Renee Rollins
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
================================================================================

CUSIP No. 749660 10 6                                              Page 20 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     Timothy Curtis Rollins
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
================================================================================

CUSIP No. 749660 10 6                                              Page 21 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     Amy Rollins Kreisler
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check  Box if Disclosure of Legal Proceedings is Required Pursuant to Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
================================================================================

CUSIP No. 749660 10 6                                              Page 22 of 35

================================================================================
1    Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

     Nancy Rollins Griffith
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a)|X|
                                                                         (b)|_|
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Source of Funds

     00
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is Required Pursuant to  Items
     2(d) or 2(E)                                                           |_|

--------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
7    Sole Voting Power

     0
--------------------------------------------------------------------------------
8    Shared Voting Power

     0
--------------------------------------------------------------------------------
9    Sole Dispositive Power

     0
--------------------------------------------------------------------------------
10   Shared Dispositive Power

     0
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)

     0 percent
--------------------------------------------------------------------------------
14   Type of Reporting Person

     IN
================================================================================

CUSIP No. 749660 10 6                                              Page 23 of 35


Item 1.  SECURITY AND ISSUER

     This Amendment No. 3 to Schedule 13D relates to the Common Stock, $.10 par value, of RPC, Inc., a Delaware corporation (the "Company"). The original
Schedule 13D ("13D") was filed on November 8, 1993 and was amended by Amendment No. 1 ("Amendment 1") on March 5, 1996. Amendment No. 2 ("Amendment 2") was filed on January 10, 2003. The principal executive office of the Company is located at:

                  c/o LOR, Inc.
                  2170 Piedmont Road, N.E.
                  Atlanta, Georgia   30324


Item 2.  IDENTITY AND BACKGROUND


     1. (a) R. Randall Rollins is a person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) Chairman of the Board and Chief Executive Officer of RPC, Inc., engaged in the business of oil and gas field services and boat manufacturing, the business address of which is 2170 Piedmont Road, N.E., Atlanta, Georgia 30324. Chairman of the Board and Chief Executive Officer of Rollins, Inc., engaged in the provision of pest-control, home security, lawn care and other consumer services, the business address of which is 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (d) None.

     (e) None.

     (f) United States.


     2. (a) Gary W. Rollins is a person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) President and Chief Operating Officer of Rollins, Inc., engaged in the provision of pest-control, home security, lawn care and other consumer services, the business address of which is 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (d) None.

     (e) None.

     (f) United States.


     3. (a) RFPS Management Company II, L.P. is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A Georgia limited partnership.

     (d) None.

     (e) None.

CUSIP No. 749660 10 6                                              Page 24 of 35


     (f) United States.


     4. (a) RFA Management Company, LLC is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A Georgia limited liability company.

     (d) None.

     (e) None.

     (f) United States.


     5. (a) RFPS Investments II, L.P. is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A Georgia limited partnership.

     (d) None.

     (e) None.

     (f) United States.


     6. (a) LOR, Inc. is a reporting person filing this statement.

     (b) 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A Georgia corporation owned and controlled by R. Randall Rollins,  Gary
W. Rollins, Rollins Family Members and Trusts benefiting Rollins Family Members.

     (d) None.

     (e) None.

     (f) United States.


     7. (a) LOR Investment Company, LLC is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324

     (c) A Georgia limited liability company, wholly owned by LOR, Inc.

     (d) None.

     (e) None.

     (f) United States.

CUSIP No. 749660 10 6                                              Page 25 of 35


     8. (a) Rollins Holding Company, Inc. is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A Georgia corporation owned and controlled by R. Randall Rollins,  Gary
W. Rollins, Rollins Family Members and Trusts benefiting Rollins Family Members.

     (d) None.

     (e) None.

     (f) United States.


     9. (a) RWR Management Company, LLC is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A Georgia limited liability company, wholly owned by 1986 Robert W. Rollins Qualified Subchapter S Trust (beneficiary is a son of R. Randall Rollins and R. Randall Rollins is Trustee).

     (d) None.

     (e) None.

     (f) United States.


     10. (a) Rollins Investment Fund is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A Georgia general partnership owned and controlled by R. Randall Rollins, Gary W. Rollins, Rollins Family Members and Trusts benefiting Rollins Family Members.

     (d) None.

     (e) None.

     (f) United States.


     11. (a) Grace C. Rollins is a person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) Retired.

     (d) None.

     (e) None.

     (f) United States.

CUSIP No. 749660 10 6                                              Page 26 of 35


     12. (a) RRR Grandchildren's Partnership II, L.P. is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A Georgia limited partnership owned and controlled by Gary W. Rollins, general partner, as Trustee and beneficiary of 1997 RRR Grandchildren's Custodial Trust and also owned by grandchildren of R. Randall Rollins as limited partners.

     (d) None.

     (e) None.

     (f) United States.


     13. (a) RRR Grandchildren's Partnership III, L.P. is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A Georgia limited partnership owned and controlled by Gary W. Rollins, general partner through RRR Grandchildren's Custodial Partnership, II and also owned by grandchildren of R. Randall Rollins as limited partners.

     (d) None.

     (e) None.

     (f) United States.


     14. (a) The Richard Rollins, Jr. Trust is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A trust for which R. Randall Rollins is trustee which benefits  Richard
R. Rollins, Jr., a son of R. Randall Rollins.

     (d) None.

     (e) None.

     (f) United States.


     15. (a) The Gary W. Rollins Trust is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A trust for which R. Randall Rollins is a co-trustee in which Gary W. Rollins and his grandchildren are beneficiaries.

     (d) None.

     (e) None.

     (f) United States.

CUSIP No. 749660 10 6                                              Page 27 of 35


     16. (a) RCTLOR, LLC is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A Georgia limited liability company for which LOR, Inc. acts as Manager.

     (d) None.

     (e) None.

     (f) United States.


     17. (a) 1997 RRR Grandchildren's Partnership is a reporting person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) A Georgia general partnership owned by Trusts for which Gary W. Rollins is a co-trustee and which grandchildren of R. Randall Rollins are beneficiaries.

     (d) None.

     (e) None.

     (f) United States.


     18. (a) Pamela Renee Rollins is a person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) Employer is Rollins, Inc./Customer Relations Manager.

     (d) None.

     (e) None.

     (f) United States.


     19. (a) Timothy Curtis Rollins is a person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) Employer is R. Randall Rollins/Project Manager.

     (d) None.

     (e) None.

     (f) United States.


     20. (a) Amy Rollins Kreisler is a person filing this statement.

CUSIP No. 749660 10 6                                              Page 28 of 35


     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) Employer is The O. Wayne Rollins Foundation/Executive Director.

     (d) None.

     (e) None.

     (f) United States.


     21. (a) Nancy Rollins Griffith is a person filing this statement.

     (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

     (c) Housewife.

     (d) None.

     (e) None.

     (f) United States.


Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     See 13D, Amendment 1 and Amendment 2. On April 28, 2003, RFPS Investments II, L.P. contributed 16,972,692 shares to RFPS Management Company II, L.P. (the "Partnership") and became a limited partner in the Partnership. No consideration was given for the shares. After this transfer, the limited partners of RFPS Investments II, L.P. no longer exercise control over the voting or disposition of the shares.

Item 4.  PURPOSE OF TRANSACTION

     See 13D, Amendment 1, Amendment 2 and Item 3 above. The transactions were effected for administration and collective management purposes. The reporting persons currently intend to hold the shares for investment.

     (a) - (j) None.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER

     (a)-(b) See 13D, Amendment 1, and Amendment 2.

     (c) Transactions subsequent to December 31, 2002, are listed on Exhibit B attached hereto and incorporated herein by this reference. All transactions were effected in Atlanta, Georgia, and involved gifts or transfers for which no consideration was given and, thus, no price is listed on Exhibit B.

     (d) None.

     (e) The following reporting persons ceased to be a 5% shareholder on April 28, 2003: Rollins Holding Company, Inc.; RWR Management Company, LLC; Rollins Investment Fund; Grace C. Rollins; RRR Grandchildren's Custodial Partnership II, L.P.; RRR Grandchildren's Custodial Partnership III, L.P.; The Richard Rollins, Jr. Trust; The Gary W. Rollins Trust; RCTLOR, LLC; 1997 RRR Grandchildren's Partnership; Pamela Renee Rollins; Timothy Curtis Rollins; Amy Rollins Kreisler; and Nancy Rollins Griffith.

CUSIP No. 749660 10 6                                              Page 29 of 35


Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     There are no such contracts, arrangements, understandings, or relationships with respect to any securities of the Company, including but not limited to transfer or voting of any of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS

     (a) Agreement of filing persons relating to filing of joint statement per Rule 13d-1(f).

     (b) Summary of Transactions.

CUSIP No. 749660 10 6                                              Page 30 of 35



Signature.

     After reasonable inquiry each of the undersigned certifies that to the best of his knowledge and belief the information set forth in this statement is true, complete and correct.

RFPS MANAGEMENT COMPANY II, L.P.

RFA MANAGEMENT COMPANY, LLC

By:  LOR, Inc., Manager

/s/ Glenn P. Grove, Jr.
----------------------------------------
By: Glenn P. Grove, Jr.
Its:  Assistant Secretary


R. RANDALL ROLLINS


GARY W. ROLLINS


LOR, INC.


LOR INVESTMENT COMPANY, LLC


ROLLINS HOLDING COMPANY, INC.


ROLLINS INVESTMENT FUND


RFPS INVESTMENTS II, L.P.


1997 RRR GRANDCHILDREN'S PARTNERSHIP


GRACE C. ROLLINS


RWR MANAGEMENT COMPANY, LLC


RRR GRANDCHILDREN'S CUSTODIAL PARTNERSHIP II, L.P.


RRR GRANDCHILDREN'S CUSTODIAL PARTNERSHIP III, L.P.


THE RICHARD R. ROLLINS, JR. GRANTOR TRUST

CUSIP No. 749660 10 6                                              Page 31 of 35


THE GARY W. ROLLINS TRUST


RCTLOR, LLC


PAMELA RENEE ROLLINS


TIMOTHY CURTIS ROLLINS


AMY ROLLINS KREISLER


NANCY ROLLINS GRIFFITH


By: Glenn P. Grove, Jr. as attorney-in fact


/s/ Glenn P. Grove, Jr.
---------------------------------------
     Glenn P. Grove, Jr.

CUSIP No. 749660 10 6                                              Page 32 of 35



                                    EXHIBIT A


     The undersigned each hereby certifies and agrees that the above Amendment to Schedule 13D concerning securities issued by RPC, Inc. is being filed on behalf of each of the undersigned.

RFPS MANAGEMENT COMPANY II, L.P.

RFA MANAGEMENT COMPANY, LLC

By:  LOR, Inc., Manager

/s/ Glenn P. Grove, Jr.
----------------------------------------
By: Glenn P. Grove, Jr.
Its:  Assistant Secretary


R. RANDALL ROLLINS


GARY W. ROLLINS


LOR, INC.


LOR INVESTMENT COMPANY, LLC


ROLLINS HOLDING COMPANY, INC.


ROLLINS INVESTMENT FUND


RFPS INVESTMENTS II, L.P.


1997 RRR GRANDCHILDREN'S PARTNERSHIP


GRACE C. ROLLINS


RWR MANAGEMENT COMPANY, LLC


RRR GRANDCHILDREN'S CUSTODIAL PARTNERSHIP II, L.P.


RRR GRANDCHILDREN'S CUSTODIAL PARTNERSHIP III, L.P.


THE RICHARD R. ROLLINS, JR. GRANTOR TRUST

CUSIP No. 749660 10 6                                              Page 33 of 35



THE GARY W. ROLLINS TRUST


RCTLOR, LLC


PAMELA RENEE ROLLINS


TIMOTHY CURTIS ROLLINS


AMY ROLLINS KREISLER


NANCY ROLLINS GRIFFITH


By: Glenn P. Grove, Jr. as attorney-in fact


/s/ Glenn P. Grove, Jr.
---------------------------------------
     Glenn P. Grove, Jr.

CUSIP No. 749660 10 6                                              Page 34 of 35



                                    EXHIBIT B

                             SUMMARY OF TRANSACTIONS


A.  RANDALL ROLLINS ("RRR"):

    DATE             SHARES              A/D1       DESCRIPTION
    ----             ------              ----       -----------
1.  4/28/03          16,972,692          D          Transfer of shares by RFPS Investments II, L.P. to
                                                    RFPS Management Company, II, L.P., a Georgia
                                                    limited partnership.
2.  4/28/03          16,972,692          A          Receipt of shares from RFPS Investments II, L.P. to
                                                    RFPS Management Company II, L.P., a Georgia limited
                                                    partnership.



1A = Acquired; D = Disposed of

CUSIP No. 749660 10 6                                              Page 35 of 35


                             SUMMARY OF TRANSACTIONS


B.  GARY W. ROLLINS ("GWR"):


       DATE             SHARES              A/D1       DESCRIPTION
       ----             ------              ----       -----------
1.     4/28/03          16,972,692          D          Transfer of shares by RFPS Investments II, L.P. to
                                                       RFPS Management Company, II, L.P., a Georgia
                                                       limited partnership.
2.     4/28/03          16,972,692          A          Receipt of shares from RFPS Investments II, L.P. to
                                                       RFPS Management Company II, L.P., a Georgia limited
                                                       partnership.




2A = Acquired; D = Disposed of





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